Exhibit 5.1

To: Credit Suisse Group AG Paradeplatz 8 P.O. Box 1 8070 Zurich Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH–8005 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

Zurich, November 25, 2022

Registration Statement on Form S-8

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to Credit Suisse Group AG, a Swiss corporation (the Company), in connection with the registration statement on Form S-8, being filed with the United States Securities and Exchange Commission (the SEC) on or about November 25, 2022 (the Registration Statement), and relating to the registration, subject to the capital increase being effected, of (i) a maximum of 53,406,294 newly issued shares (Namenaktien) of the Company with a nominal value of CHF 0.04 each (the Relevant Shares), issued in connection with an offering (the Offering) of up to 1,767,165,146 newly issued shares (Namenaktien) of the Company with a nominal value of CHF 0.04 each (the Offered Shares, which term includes the Relevant Shares), in which the holders of the issued and existing shares of the Company with a nominal value of CHF 0.04 each (the Existing Shares) will receive pre-emptive rights (Bezugsrechte) (the Rights) to subscribe for the Offered Shares on a pro rata basis, subject to certain limitations based on applicable securities laws and regulations, and (ii) up to 80,109,440 Rights. As such counsel, we have been requested to give our opinion as to certain legal matters relating to the filing of the Registration Statement.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any matter, agreement or other document referred to in any of the Documents (as defined below), including, in the case of the Registration Statement, any document incorporated by reference therein or exhibited thereto or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances that are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For the purpose of giving this opinion, we have only reviewed the following documents (collectively, the Documents):

(i)	an electronic copy of the articles of association (Statuten) of the Company in their version of November 24, 2022, certified by the Commercial Register of the Canton of Zurich to be up-to-date as of November 24, 2022 (the Articles);

(ii)	electronic copies of the resolutions of the extraordinary general meeting of shareholders of the Company in the form of public deeds dated November 23, 2022, inter alia, authorizing the ordinary capital increase with respect to the issuance of the Offered Shares;

(iii)	an electronic copy of the resolution of the board of directors of the Company dated October 26, 2022, among other things, authorizing the Offering (the Board Offering Resolution);

(iv)	an electronic copy of the resolutions of the board of directors of the Company dated October 26, 2022, authorizing the preparation and filing with the SEC of the Registration Statement (the Board Filing Resolution and, together with the Board Offering Resolutions, the Board Resolutions);

(v)	an electronic copy of a certified excerpt from the Commercial Register of the Canton of Zurich dated November 24, 2022, relating to the Company (the Excerpt);

(vi)	an electronic copy of the Organizational Guidelines and Regulations of the Company and Credit Suisse AG, valid as of October 20, 2022 (the Organizational Regulations);

(vii)	an electronic copy of the approval of the Financial Market Supervisory Authority FINMA dated October 25, 2022, confirming that it has no objection to the execution of the Offering (the No Objection Letter); and

(viii)	an electronic copy of the Registration Statement.

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, our opinion is limited to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

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II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic signatures of the Company on any such document have been affixed thereto by the individual to whom such electronic signature belongs and such individual has saved and submitted such document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

(c)	except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate;

(d)	to the extent relevant for purposes of this opinion and without prejudice to the opinion set forth in Section III.2, the filing of the Registration Statement is in compliance with all matters of legality under any law other than the laws of Switzerland and will not be illegal by virtue of the laws of such jurisdiction;

(e)	all authorizations, consents, approvals, licenses, exemptions and other requirements (other than those required under mandatory Swiss law applicable to the Company or the Articles) for the legality, validity and enforceability of the Offering and the filing of the Registration Statement have been duly obtained prior to the Offering and the filing of the Registration Statement, respectively, and are and will remain in full force and effect, and any related conditions to which such authorizations, consents, approvals, licenses, exemptions and other requirements are subject have been satisfied;

(f)	the Excerpt is correct, complete and up-to-date;

(g)	the Articles, the Organizational Regulations and the No Objection Letter are in full force and effect and have not been amended;

(h)	the Board Resolutions (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been amended and (iii) are in full force and effect; and

(i)	the board of directors of the Company will duly resolve in a meeting duly convened on the ascertainments regarding the ordinary capital increase with respect to the issuance of the Offered Shares (Feststellungsbeschluss), and the required filings will be made with, and the ordinary capital increase with respect to the issuance of the Offered Shares will be registered with, the Commercial Register of the Canton of Zurich.

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III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.	The Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.	The filing of the Registration Statement and the registration of the Relevant Shares and the Rights thereunder with the SEC has been duly authorized by the Company and does not violate any provision of the Articles or any mandatory provisions of the laws of Switzerland applicable to the Company.

3.	When issued and paid for pursuant to the terms of the Offering, the Articles and Swiss corporate law, the Relevant Shares will be validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders of the Relevant Shares, by reason only of them being such holders).

4.	When issued and delivered pursuant to the terms of the Offering, the Articles and Swiss corporate law, the Rights will be validly issued and enforceable against the Company.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only, based on our independent professional judgment, and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	We express no opinion as to any tax matters, regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

(c)	Any Relevant Shares issued will not be fully fungible and will not rank pari passu with the Existing Shares until such Relevant Shares have been duly entered into the main register (Hauptregister) of SIX SIS AG and all other steps have been taken in order for such Relevant Shares to constitute intermediated securities (Bucheffekten) in accordance with the Swiss Federal Intermediated Securities Act of October 3, 2008, as amended.

(d)	The exercise of voting rights with respect to the Relevant Shares and any rights related to such voting rights will only be possible after the relevant holder of such Relevant Shares has been registered in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations set forth in, the Articles.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished by us, as special Swiss counsel to the Company, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission, or relied upon by any other person.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being the City of Zurich.

Sincerely yours,

/s/ HOMBURGER AG

HOMBURGER AG

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